Exhibit 99.1

Contact: Scott Solomon

Vice President

Sharon Merrill Associates, Inc.

Phone: (617) 542-5300

CYNO@investorrelations.com

NEWS RELEASE

Cynosure Reports 28 Percent Revenue Increase

in First Quarter of 2010

Strong International Demand Drives Improved Year-over-Year Results;

Net Loss Narrows on Higher Sales, Increased Cost Efficiencies

Westford, Mass., May 4, 2010: Cynosure, Inc. (NASDAQ: CYNO) today announced first-quarter financial results for the three months ended March 31, 2010.

Revenue for the first quarter of 2010 increased 28 percent to $18.9 million from $14.8 million in the corresponding period of 2009, primarily as a result of increased international sales.

Net loss for the first quarter of 2010 improved to $2.8 million, or $0.22 per basic and diluted share, from a net loss of $4.0 million, or $0.32 per basic and diluted share, for the same quarter a year ago. The company’s net loss for the first quarter of 2010 included an income tax provision of $0.2 million, compared with an income tax benefit of $2.9 million recorded in the first quarter of 2009. The change from a benefit to a provision in the 2010 period is a result of the company’s establishment of a valuation allowance in the fourth quarter of 2009 against the company’s net domestic deferred tax assets, and results from taxable income generated in foreign jurisdictions.

The company’s loss from operations narrowed by $4.6 million, or 64 percent, to $2.5 million in the first quarter of 2010 from $7.1 million for the same quarter a year ago.

MORE

CYNOSURE Q1 2010 FINANCIAL RESULTS	PAGE 2

“Stronger year-over-year sales from our European and Asian subsidiaries as well as our international distributors, along with continued operating expense savings, contributed to our improved first quarter results,” said Michael Davin, Cynosure’s President and Chief Executive Officer. “International laser revenue grew 70 percent from the first quarter of 2009. We believe this increase validates our strategy of forging distributor relationships in certain countries and investing in our sales and marketing presence in promising overseas markets such as China and Korea. ”

“In North America, laser revenue in the first quarter was up four percent from the fourth quarter of 2009 and up slightly from a year earlier. Though the restrictive lending climate is still a challenge for many U.S. practitioners, several positive indicators give us reason for cautious optimism,” Davin said. “Credit is slowly beginning to flow back into the domestic aesthetic market. The mood of attendees at the AAD (American Academy of Dermatology) Annual Meeting in February was notably upbeat – in sharp contrast with the same event in 2009. Our customers report that the improvement in the economy is translating into a pickup in demand for aesthetic procedures. In addition, we are seeing strong interest in our newest aesthetic workstations, Smartlipo Triplex and Elite MPX, which are just beginning to be fully rolled out to our customers.”

Gross profit for the first quarter of 2010 was $10.8 million, or 57.2 percent of revenue, compared with $9.0 million, or 60.9 percent of revenue, for the same period in 2009. The lower gross margin in the 2010 first quarter reflected a higher percentage of laser revenue from international markets, where sales prices and margins tend to be lower than in the U.S. and Canada. Pricing has remained stable from the fourth quarter of 2009.

Total operating expenses for the first quarter of 2010 decreased $2.9 million, or 17 percent, to $13.3 million compared with $16.2 million for the same period of 2009. “We continue to bring expenses in line with the current revenue levels, without stalling the momentum of our core research and development programs,” Davin said. “We remain on pace to achieve annualized operating expense savings in 2010 of $5 million to $7 million over the prior year. Our cost-control initiatives enabled us to maintain a strong balance sheet, as we ended the first quarter with $92 million in cash and investments at March 31, essentially unchanged from our cash and investments balance at the end of 2009.”

CYNOSURE Q1 2010 FINANCIAL RESULTS	PAGE 3

Clinical Strategy Supports Skin Rejuvenation and Laser Lipolysis Technologies

At the recent American Society for Laser Medicine and Surgery Annual Conference in Arizona, studies using the Smartlipo Triplex, Smartlipo MPX and SmartSkin CO2 workstations were among six podium presentations highlighting the safety and efficacy of the company’s technology.

Dr. Barry DiBernardo, Medical Director of New Jersey Plastic Surgery, delivered a presentation to conference participants showcasing how the high-powered 1440 nm laser integrated into the Smartlipo Triplex disrupted a larger area of fat tissue and showed improved tissue tightening effects in an analysis of abdominal tissue treated with three individual wavelengths.

Other abstracts discussed the potential utility of the Smartlipo technology in laser-lipolysis-related applications, including abdominoplasty and a procedure to highlight the three-dimensional muscular definition of areas including the arms, legs and abdomen.

Market Outlook

“We are pleased with the performance of our international business in the first quarter, as well as the sequential upturn of the North American aesthetic laser market,” Davin said. “We see 2010 as a year of focused investment for Cynosure. Among our goals this year, we expect to: pursue regulatory approvals in key international markets; build momentum for our new Smartlipo Triplex and Elite MPX workstations; maintain the progress of our home-use aesthetic program with Unilever; and introduce a new workstation targeting a high-volume application that is not being adequately addressed by current technology. Access to capital for many U.S. practitioners remains difficult, but we expect the credit situation to further improve as the economy continues to strengthen.”

First-Quarter Financial Results Conference Call

Cynosure will host a conference call for investors at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the company’s Executive Vice President and Chief Financial Officer, will discuss the company’s financial results and provide a business overview.

Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

CYNOSURE Q1 2010 FINANCIAL RESULTS	PAGE 4

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s ability to achieve targeted operating expense savings, and expectations for increased industry demand, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economy and lending environment and their effects on the aesthetic laser industry, Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

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Cynosure, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009

Revenues	$18,893	$14,816
Cost of revenues	8,093	5,800

Gross profit	10,800	9,016

Operating expenses
Selling and marketing	8,402	10,530
Research and development	1,707	1,741
General and administrative	3,233	3,880

Total operating expenses	13,342	16,151

Loss from operations	(2,542)	(7,135)

Interest income, net	53	265
Other (expense) income, net	(151)	(56)

Loss before income taxes	(2,640)	(6,926)

Income tax provision (benefit)	172	(2,905)

Net loss	$(2,812)	$(4,021)

Diluted net loss per share	$(0.22)	$(0.32)

Diluted weighted average shares outstanding	12,711	12,701

Basic net loss per share	$(0.22)	$(0.32)

Basic weighted average shares outstanding	12,711	12,701

Cynosure, Inc.

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets:
Cash, cash equivalents and short-term marketable securities	$74,123	$68,505
Short-term investments and related financial instruments	14,599	18,454
Accounts receivable, net	11,236	11,773
Inventories	20,637	21,815
Prepaid expenses and other current assets	6,384	6,441
Deferred tax asset, current portion	368	160

Total current assets	127,347	127,148
Property and equipment, net	10,010	10,567
Long-term marketable securities	3,013	5,008
Other noncurrent assets	2,285	2,510

Total assets	$142,655	$145,233

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$13,793	$14,357
Amounts due to related parties	1,931	1,350
Deferred revenue	4,096	4,269
Capital lease obligations	233	264

Total current liabilities	20,053	20,240

Capital lease obligations, net of current portion	122	171
Deferred revenue, net of current portion	595	620
Other long-term liabilities	349	372

Total stockholders’ equity	121,536	123,830

Total liabilities and stockholders’ equity	$142,655	$145,233